UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 15, 2020

Date of Report (Date of earliest event reported)

Opes Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38417	82-2418815
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4218 NE 2nd Avenue, Miami, FL	33137
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 573-3900

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of common stock and one redeemable warrant	OPESU	The Nasdaq Stock Market LLC
Common stock, par value $0.0001 per share	OPES	The Nasdaq Stock Market LLC
Redeemable warrants, each exercisable for one share of common stock at an exercise price of $11.50 per share	OPESW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07. Submissions of Matters to a Vote of Security Holders.

As previously reported, on June 29, 2020, OPES entered into a membership interest purchase agreement, as amended on September 22, 2020 (the “Acquisition Agreement”), with BurgerFi, the members of BurgerFi (the “Members”), and BurgerFi Holdings, LLC, a Delaware limited liability company (the “Members’ Representative”). OPES’s acquisition of the membership interests of BurgerFi owned by the Members (the “Interests”) is referred to herein as the Business Combination. Upon the closing of the transactions contemplated in the Acquisition Agreement (the “Closing”), OPES will purchase 100% of the membership interests of BurgerFi from the Members resulting in BurgerFi becoming a wholly owned subsidiary of OPES. In connection with the Business Combination, OPES will change its name to “BurgerFi International, Inc.” References to the “Post-Combination Company” shall refer to BurgerFi International, Inc. after the consummation of the Business Combination.

The aggregate value of the consideration to be paid by OPES in the Business Combination (subject to reduction for indemnification claims and potential changes due to a working capital adjustment) is approximately $100 million calculated as follows: (i) $30,000,000 in cash payable to Members, (ii) $20,000,000 payable either in cash or in 1,886,792 shares of Opes common stock, par value $0.0001 per share (the “Common Stock”) based upon a pre-determined price of $10.60 per share, in the sole and absolute discretion of the OPES board of directors (the “OPES Board of Directors” or “OPES’s Board of Directors”); and (iii) 4,716,981 shares of OPES Common Stock to be issued to the Members. After the Business Combination, the Members may be entitled to an additional 9,356,459 shares of Common Stock if certain stock price targets are met by the Post-Combination Company following the Business Combination.

On December 15, 2020 at 10:00 a.m., Eastern Time, via teleconference, the Company held a special meeting of its stockholders (the “Special Meeting”) at which the stockholders voted as set forth below on the following proposals, each of which is described in detail in the definitive proxy statement first mailed by the Company to its stockholders on or about December 2, 2020.

As of November 24, 2020, the record date for the Special Meeting, there were 7,688,090 shares of Common Stock issued and outstanding and entitled to vote. At the Special Meeting, there were 4,699,310 shares of Common Stock voted by proxy or via teleconference. The final voting results for each matter submitted to a vote of the stockholders of the Company at the Special Meeting are included below.

Each of the proposals described below was approved by the Company’s stockholders. Public stockholders have requested the redemption of 25 shares of Common Stock for cash in advance of the Special Meeting.

PROPOSALS:	For	Against	Abstain
PROPOSAL 1: To approve the Membership Interest Purchase Agreement, dated as of June 29, 2020, as amended, by and among OPES, BurgerFi International, LLC, a Delaware limited liability company (“BurgerFi”), the members of BurgerFi, and BurgerFi Holdings, LLC, a Delaware limited liability company, and the transactions contemplated thereby.	4,686,265	12,444	601
PROPOSAL 2: To approve the Amended and Restated Certificate of Incorporation, which includes, among other things, changing OPES’s corporate name to “BurgerFi International, Inc.”	4,628,713	70,413	184
PROPOSAL 3: To approve and adopt the BurgerFi International, Inc. 2020 Omnibus Equity Incentive Plan.	4,561,308	134,230	3,772
PROPOSAL 4: To approve the issuance of more than 20% of the issued and outstanding common stock of OPES pursuant to the terms of the Acquisition Agreement and the contingent Forward Purchase Contract, as required by Nasdaq Listing Rules 5635(a), (b) and (d).	4,655,196	30,042	14,072

Item 8.01. Other Events

On December 15, 2020, the Company issued a press release announcing the results of the Special Meeting. A copy of the press release is filed as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description
99.1	Press Release, dated December 15, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 15, 2020

OPES ACQUISITION CORP.

By:	/s/ Ophir Sternberg
Name:	Ophir Sternberg
Title:	Chairman and Chief Executive Officer

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